EXHIBIT 99.1

QWEST COMMUNICATIONS INTERNATIONAL INC.

QUARTERLY OPERATING REVENUE

(Dollars in millions)

(Unaudited)

	2005				2004				2003
	Q4	Q3	Q2	Q1	Q4	Q3	Q2	Q1	Q4	Q3	Q2	Q1
Business:
Wireline services revenue:
Local voice	$260	$275	$271	$268	$281	$288	$280	$291	$289	$299	$307	$309
Long-distance	110	109	114	114	106	119	112	113	104	111	106	109
Access services	—	—	—	—	1	1	1	1	1	1	1	1

Total voice services	370	384	385	382	388	408	393	405	394	411	414	419
Data and Internet	527	565	505	489	498	482	492	490	476	489	468	455

Total business wireline services	897	949	890	871	886	890	885	895	870	900	882	874

Mass markets:
Wireline services revenue:
Local voice	1,119	1,121	1,143	1,144	1,153	1,160	1,179	1,231	1,253	1,303	1,329	1,373
Long-distance	181	172	165	168	163	155	144	145	144	144	142	139
Access services	2	2	2	2	4	2	2	2	3	3	4	4

Total voice services	1,302	1,295	1,310	1,314	1,320	1,317	1,325	1,378	1,400	1,450	1,475	1,516
Data and Internet	205	190	177	173	160	141	144	141	143	138	136	139

Total mass markets wireline services	1,507	1,485	1,487	1,487	1,480	1,458	1,469	1,519	1,543	1,588	1,611	1,655

Wholesale:
Wireline services revenue:
Local voice	178	181	192	196	188	197	204	194	197	202	207	195
Long-distance	276	278	268	276	277	276	236	242	235	213	219	198
Access services	159	156	179	158	157	166	176	176	183	187	176	191

Total voice services	613	615	639	630	622	639	616	612	615	602	602	584
Data and Internet	316	312	313	324	315	321	333	315	322	315	338	346

Total wholesale wireline services	929	927	952	954	937	960	949	927	937	917	940	930

Total wireline services revenue	3,333	3,361	3,329	3,312	3,303	3,308	3,303	3,341	3,350	3,405	3,433	3,459
Wireless services revenue	138	131	132	126	124	133	130	127	138	153	155	152
Other services revenue	9	12	9	11	10	8	9	13	10	12	8	13

Total operating revenue	$3,480	$3,504	$3,470	$3,449	$3,437	$3,449	$3,442	$3,481	$3,498	$3,570	$3,596	$3,624